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Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Odeon and UCI Cinemas Holdings Limited:

        We consent to the incorporation by reference in the registration statement (No. 333- 192912) on Form S-8 and registration statement (No. 333-213802) on Form S-4 of AMC Entertainment Holdings, Inc. of our report dated October 20, 2016, with respect to the consolidated balance sheet of Odeon and UCI Cinemas Holdings Limited as of December 31, 2015, the related consolidated profit and loss account, and consolidated statements of other comprehensive income, changes in equity, and cash flows for the year then ended, which report appears in the Form 8-K of AMC Entertainment Holdings, Inc. dated October 24, 2016. As more fully disclosed in Note 1 to the December 31, 2015 consolidated financial statements, the audit report is qualified due to the omission of comparative financial information. Furthermore, the audit report contains an explanatory paragraph relating to qualitative differences between UK Accounting Standards, including FRS 102, The Financial Reporting Standard applicable in the UK and Republic of Ireland and U.S. generally accepted accounting principles as presented in Note 30 to the consolidated financial statements.

/s/ KPMG LLP
Manchester, United Kingdom
October 24, 2016

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  Exhibit 23.1
Consent of Independent Auditors